UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

OFFICE DEPOT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	59-2663954
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification no.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of Principal Executive Offices)	(Zip Code)

(561) 438-4800

(Registrant’s Telephone Number, Including Area Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

On May 5, 2020, the Board of Directors of Office Depot, Inc. (the “Company”) authorized and declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Common Stock, par value $0.01 per share, of the Company (the “Common Shares”) to stockholders of record at the close of business on May 21, 2020 (the “Record Date”). Except as set forth below, each Right, if it becomes exercisable, entitles the registered holder to purchase from the Company one ten-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a purchase price of $9.00 per one ten-thousandth of a Preferred Share, subject to adjustment as provided in the Rights Agreement (the “Rights Agreement”), dated as of May 5, 2020, between the Company and Computershare Inc., as rights agent. In addition, one Right will automatically attach to each Common Share that becomes outstanding between the Record Date and the earliest of the Distribution Date (as defined in the Rights Agreement), the redemption of the Rights or the expiration of the Rights.

The complete terms of the Rights are set forth in the Rights Agreement, and the rights, powers and preferences of the Preferred Shares are set forth in the Certificate of Designations of Series A Junior Participating Preferred Stock (the “Certificate of Designations”), which documents are attached hereto as Exhibits 4.1 and 3.1, respectively, and are incorporated herein by reference. The Certificate of Designations was filed by the Company with the Secretary of State of the State of Delaware on May 6, 2020. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on May 6, 2020, and is qualified in its entirety by reference to the full text of the Rights Agreement and Certificate of Designations.

ITEM 2.	EXHIBITS.

Exhibit No.	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Office Depot, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 6, 2020).

4.1	Rights Agreement, dated as of May 5, 2020, between Office Depot, Inc. and Computershare Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 6, 2020).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 6, 2020

OFFICE DEPOT, INC.

By:	/s/ N. David Bleisch
Name:	N. David Bleisch
Title:	EVP, Chief Legal & Administrative Officer and Corporate Secretary